Exhibit 99-1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
H. Andrew DeFerrari, Senior Vice President and CFO
(561) 627-7171

Palm Beach Gardens, Florida	December 27, 2010

DYCOM INDUSTRIES, INC. ACQUIRES NEOCOM SOLUTIONS, INC.

Palm Beach Gardens, Florida, December 27, 2010 – Dycom Industries, Inc. (NYSE:DY) announced today that it had acquired NeoCom Solutions, Inc. for a cash purchase price of approximately $27.5 million.  The acquisition was paid from cash on hand.

NeoCom, based in Woodstock, Georgia, is a provider of services to construct, install, optimize and maintain wireless communication facilities in the southeastern United States.

Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric and gas utilities and others.